Exhibit (A)(5)(vii)

Media Release

Basel, 8 February 2018

Roche purchases shares in tender offer for Ignyta, Inc.

Roche (SIX: RO, ROG; OTCQX: RHHBY) and Ignyta, Inc. today announced that Roche’s wholly owned subsidiary Abingdon Acquisition Corp., has accepted for payment all shares validly tendered and not validly withdrawn pursuant to its tender offer for all outstanding shares of common stock of Ignyta, Inc. (NASDAQ: RXDX) at a price of USD 27.00 per share in cash. The tender offer expired at 12:00 midnight, Eastern Time, at the end of the day on 7 February 2018 and was not extended.

Roche has been advised by Citibank, N.A., the depositary for the tender offer, that a total of approximately 57,372,887 shares of Ignyta’s common stock were validly tendered and not validly withdrawn in the tender offer (excluding shares tendered by notice of guaranteed delivery for which certificates have not yet been delivered), which represent approximately 84.71% of the total number of shares of Ignyta’s common stock outstanding. In addition, Roche has been advised by the depositary that a total of 3,453,623 shares were tendered by notice of guaranteed delivery.

Later today, Roche intends to complete the acquisition of Ignyta through a merger of Abingdon Acquisition Corp. with and into Ignyta without a vote or meeting of Ignyta’s shareholders. In the merger, all shares of Ignyta not owned by Ignyta, Roche or Roche’s wholly owned subsidiaries (other than shares as to which appraisal rights have been validly exercised under Delaware law) will be converted into the right to receive the same cash consideration per share, less any applicable withholding taxes, as was paid in the tender offer. Following completion of the merger, Ignyta will become a wholly owned subsidiary of Roche and Ignyta’s shares will cease to be traded on the NASDAQ Stock Market.

About Ignyta

Ignyta develops potentially life-saving, precisely targeted therapeutics (Rx) guided by diagnostic (Dx) tests to patients with cancer. Its integrated Rx/Dx strategy allows it to enter uncharted territory, illuminating the molecular and immunological drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with rare cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. For additional information about Ignyta, please visit http://www.ignyta.com.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 www.roche.com

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About Roche

Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. Thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Roche has been recognised as the Group Leader in sustainability within the Pharmaceuticals, Biotechnology & Life Sciences Industry nine years in a row by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2017 employed about 94,000 people worldwide. In 2017, Roche invested CHF 10.4 billion in R&D and posted sales of CHF 53.3 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, WHICH INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE POSSIBILITY THAT THE MERGER WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN IGNYTA’S PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF IGNYTA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AS WELL AS THE TENDER OFFER DOCUMENTS FILED BY ROCHE AND ITS WHOLLY OWNED SUBSIDIARY, ABINGDON ACQUISITION CORP., AND THE SOLICITATION/RECOMMENDATION STATEMENT FILED BY IGNYTA. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS,

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AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE, ABINGDON ACQUISITION CORP. AND IGNYTA DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

Roche Group Media Relations

Phone: +41 -61 688 8888 / e-mail: media.relations@roche-global.com

- Nicolas Dunant (Head)

- Patrick Barth

- Ulrike Engels-Lange

- Simone Oeschger

- Anja von Treskow

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